Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2010, by and between G. Timothy Laney (the “Executive”) and NBH Holdings Corp. (the “Company”), a Delaware corporation.

WITNESSETH THAT:

WHEREAS, the Company is desirous of employing the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. This Agreement shall become binding and enforceable when accepted by the Executive in the manner set forth for acceptance below, and the provisions of this Agreement shall become effective on the Executive’s first day of active employment with the Company (which is currently expected to be June 1, 2010) (the “Effective Date”).

2. Employment Period. The initial term of the Executive’s employment will commence on the Effective Date and end on June 30th 2013 (the “Initial Employment Period”), unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the expiration of (i) the Initial Employment Period and (ii) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a one-year period such that it will expire one (1) year from the commencement of such extension, unless either party gives at least 90 days written notice prior to the expiration date of the then-current Employment Period of its intention not to further extend the Employment Period (the Initial Employment Period and each subsequent extension, if any, shall constitute the “Employment Period” unless terminated earlier pursuant to Section 5 of this Agreement).

3. Position and Duties. During the Employment Period, the Executive shall (i) serve as the President and Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such positions in a company of the size and nature of the Company, (ii) report directly to the Board of Directors of the Company (the “Board”), (iii) initially be appointed, and thereafter be nominated, to serve as a member of the Board, and (iv) perform his duties at the Company’s primary office location in Boston, Massachusetts from the Effective Date until such time as the Board otherwise determines, and thereafter at such location as reasonably agreed by the parties from time to time, in either case subject to the Executive’s performance of duties at, and travel to, such other offices of the Company and subsidiaries and controlled affiliates (the “Affiliated Entities”) and/or other locations as shall be necessary to fulfill his duties.

4. Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company during the Employment Period, the Company shall compensate him for his services as follows:

(a) Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $500,000. The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives and may be increased but not decreased. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies.

(b) Annual Incentive Payment. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”), with the actual amount of any such Incentive Payment to be determined by the Compensation Committee. The Executive’s target Incentive Payment opportunity under the incentive plan applicable to the Executive for each fiscal year during the Employment Period shall be 100% of his Annual Base Salary (the “Target Incentive Payment”). With respect to the Company’s 2010 fiscal year, the Executive will be guaranteed to receive an Incentive Payment of not less than 50% of the Target Incentive Payment (i.e., $250,000) and will have an opportunity to be awarded the additional 50% of the Target Incentive Payment based on performance in 2010, with the actual amount of any such additional Incentive Payment to be determined by the Compensation Committee in accordance with the applicable incentive plan. Subject to the foregoing guarantee for 2010, any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year, or the calendar year where applicable, unless the Company or the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Equity Compensation. The Executive shall be eligible for equity and other long-term incentive awards commensurate with his position and grants to other senior executives from time to time, as determined by the Board in its discretion. As soon as reasonably practicable following the Effective Date, the Compensation Committee of the Board will grant to the Executive the following initial restricted stock and stock options awards:

(i) The Company will grant the Executive a nonqualified stock option (the “Initial Stock Option”) to acquire 850,000 shares of the Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) under the Company’s 2009 Equity Incentive Plan (the “Equity Plan”). The Initial Stock Option shall have an exercise price of $20.00 per share (or, if higher, “fair market value” on the date of grant, determined based on the average of the sale prices of the Common Stock during the 45-day period prior to the date of grant on the proprietary trading platform of FBR Capital Markets on which the Common Stock is bought and sold) and shall vest and become exercisable pursuant to the terms of the award agreement evidencing the grant of the Initial Stock Option attached hereto as Exhibit A, which shall generally provide for vesting of 50% of the shares underlying the Initial Stock Option on

October 21, 2011 and the remaining 50% vesting on October 21, 2012, in each case subject to the Executive’s continued employment with the Company as of any such date, except as provided in the award agreement, and the occurrence of a Qualified Investment Transaction (as defined in the Equity Plan) prior to any such vesting date; and

(ii) The Company will grant the Executive 450,000 shares of restricted Common Stock under the Equity Plan (the “Initial Restricted Stock Award”). The Initial Restricted Stock Award will vest and become free of restrictions pursuant to the terms of the award agreement evidencing the grant of the Initial Restricted Stock Award attached hereto as Exhibit B, which will generally provide for (A) two-thirds (300,000) of the shares of the Initial Restricted Stock Award vesting based on the achievement of performance goals relating to increases in the price of the Common Stock (with 33.3% (100,000) of the performance shares vesting when the stock price equals or exceeds $25 per share, 33.3% (100,000) of the performance shares vesting when the stock price equals or exceeds $28 per share and 33.3% (100,000) of the performance shares vesting when the stock price equals or exceeds $32 per share), and (B) one-third (150,000) shares of the Initial Restricted Stock Award vesting based on the passage of time (with 50% of the time-vesting shares vesting on October 21, 2011 and the remaining 50% vesting on October 21, 2012, in the case of the vesting terms set forth in clauses (A) and (B), subject to the Executive’s continued employment with the Company as of any such date, except as provided in the award agreement, and the occurrence of a Qualified Investment Transaction prior to any such vesting date. In the event the exercise price of the Initial Stock Option is higher than $20.00 based on the fair market value determination described in Section 4(c)(i) above, the number of shares of Common Stock underlying the time-vesting portion of the Initial Restricted Stock Award shall be increased by an amount equal to (A) (x) the difference between the exercise price per share of the Initial Stock Options based on the fair market value determination and $20.00, times (y) 850,000, divided by (B) the fair market value (determined as described above) of a share of Common Stock.

(iii) The grants of restricted stock and stock options set forth in this Section 4 shall be subject to and contingent upon the Executive entering into such agreements, including the agreement referred to in Section 4(g) below, as may be provided by the Company, and making such representations and warranties as the Company may require, including representing as to the Executive’s status as an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

(d) Signing Bonus. The Executive will be awarded a cash signing bonus of $1,200,000, payable in a lump sum within ten days of the Effective Date.

(e) Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be provided with employee benefits, fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives. Notwithstanding the foregoing, (i) until the earlier of (A) the date on which the Company commences providing health care insurance benefits under a Company plan or program, and (B) the date on which the Executive’s eligibility for continuation coverage under COBRA from a prior employer’s health care plan ceases, the Company shall reimburse the Executive for the COBRA medical and dental premiums arising from continued participation under such prior employer’s plan, and (ii) in all events Company-sponsored health care insurance benefits (including a COBRA feature) shall commence not later than the first anniversary of the Effective Date.

(f) Expense Reimbursement. Subject to the requirements of Section 8(a)(ii) (relating to in-kind benefits and reimbursements), during the Employment Period, the Company will reimburse the Executive for (i) all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives, and (ii) reasonable and customary relocation expenses incurred by the Executive, in connection with relocation of his primary residence to the Company’s principal business location as reasonably agreed by the parties.

(g) Stock Ownership Requirement. While employed by the Company, the Executive shall be subject to a reasonable Company’s stock ownership policy in accordance with the guidelines as established by the Compensation Committee and commensurate with his position relative to such obligation applicable to other senior executives of the Company. In addition, upon the Company’s request, the Executive shall promptly execute an agreement with the FDIC in the form provided to the Company by the FDIC, and previously furnished to the Executive, relating to restrictions on the sale of the Executive’s Common Stock to the extent such restrictions are applicable to the Executive.

(h) Indemnification/Insurance. The Company shall defend, indemnify and hold the Executive harmless to the full extent permitted by the general laws of the State of Delaware, its charter or its bylaws now or hereafter in force, and shall promptly advance all expenses including attorneys’ fees under procedures provided by, and to the full extent permitted by such laws, charter or bylaws. The Executive shall have the right to choose his own counsel in any such matter. The Company also shall procure and maintain directors and officers liability insurance, which shall apply during all periods of the Executive’s employment and service as a member of the Board and thereafter during the period in which the Executive may be subject to liability for acts and omissions to act in connection with such employment and service.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 12(g) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties and, provided further, that a Disability shall be determined to exist as provided hereinafter. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) willful misconduct or gross neglect by the Executive in the performance of his duties to the Company;

(iii) the Executive’s continued failure to adhere to the clear lawful directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of the Executive’s business time and efforts to the Company;

(iv) the Executive’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of, (A) a felony or (B) any crime involving serious moral turpitude; or

(v) the Executive’s willful material breach of any of the material terms or conditions of this Agreement.

In order to invoke a termination for Cause on any of the grounds enumerated under Section 5(b)(i), (ii), (iii) or (v), the Company must provide written notice to the Executive of the existence of such grounds within 30 days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have 30 days following receipt of such written notice (the “Executive’s Cure Period”) during which he may remedy the ground if such ground is reasonably subject to cure.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board (without limiting the Executive’s right to dispute any such finding of Cause), the Executive is guilty of the conduct described in clauses (i), (ii), (iii) or (v) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the written consent of the Executive:

(i) a material diminution in the Executive’s Annual Base Salary during the Employment Period;

(ii) a material diminution in the Executive’s title or position or the assignment to the Executive of any duties or responsibilities (including reporting responsibilities) materially inconsistent with the Executive’s position as Chief Executive Officer, or any other action by the Company which results in a material diminution in such position or the duties or responsibilities customarily associated with such position in a company of the size and nature of the Company; or

(iii) a failure to elect or re-elect the Executive as a member of the Board; or

(iv) any other material breach of this Agreement by the Company, including without limitation, a failure of the Company to make a health care plan available to the Executive prior to the first anniversary of the Effective Date as set forth in Section 4(e)(ii) above.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 30 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(g) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or 30 days after the end of the Cure Period, if applicable, in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than 30 days after the Cure Period, if applicable, (iii) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date on which the Company, after providing the Executive’s Cure Period, if applicable, notifies the Executive of such termination; and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause or Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or if the Executive shall terminate his employment for Good Reason, subject to the Executive’s execution, delivery to the Company and non-revocation within 30 days of the Date of Termination of a release of claims against the Company and its Affiliated Entities substantially in the form used by the Company in connection with executive employment terminations (and not imposing any post-employment restrictive covenant other than to reaffirm any such restrictive covenant applicable under this Agreement), the Company shall pay to the Executive 40 days after the Date of Termination (except as otherwise required by law or provided below) or provide, as applicable, the following:

(i) A lump sum cash payment consisting of: (A) the Executive’s Annual Base Salary and accrued unused vacation through the Date of Termination to the extent not yet paid; (B) any annual Incentive Payment earned by the Executive for a prior award period, but not yet paid to the Executive, provided that (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) such payment shall be made no later than the 15th day of the third month following the close of the fiscal year with respect to which such Incentive Payment is earned (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”); (C) three times the Executive’s Annual Base Salary as in effect immediately prior to the Date of Termination (disregarding any reduction constituting Good Reason); and (D) three times the higher of (x) the Target Incentive Payment for the year in which the Date of Termination occurs and (y) the Incentive Payment paid or payable to the Executive in respect of the fiscal year immediately prior to the year in which the Date of Termination occurs;

(ii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination, and shall pay such unreimbursed expenses incurred through the Date of Termination as are subject to reimbursement pursuant to Section 4(f) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits and Expenses”); and

(iii) In the event the Date of Termination occurs following the occurrence of a Qualified Investment Transaction, the Initial Stock Option and the time-based vesting portion of the Initial Restricted Stock Award granted to the Executive pursuant to Section 4(d) under the Equity Plan shall immediately vest and become exercisable as of the Date of Termination (for the avoidance of doubt, in the event the Date of Termination occurs prior to the occurrence of a Qualified Investment Transaction, such awards shall be forfeited).

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than, if such termination occurs during the Employment Period, the obligation to pay or provide (i) the Accrued Obligations and (ii) the timely payment or provision of the Other Benefits and Expenses. The Accrued Obligations, in the event of death, shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits and Expenses, the term Other Benefits and Expenses as utilized in this Section 6(b) shall also include death or disability benefits under Company provided plans as in effect on the date of the Executive’s death with respect to senior executives of the Company and their beneficiaries generally.

(c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than, if such termination occurs during the Employment Period, the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 6(b) above) and (ii) the timely payment or provision of the Other Benefits and Expenses.

(d) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the date of his termination of employment with the Company. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

(e) Full Settlement. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits and Expenses) shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6.

7. No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Section 409A; EESA; Forfeiture.

(a) Section 409A.

(i) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code (to the extent economically more advantageous to the Executive than the imposition of any taxes and penalties).

(ii) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards held by the Executive that vest or are to be settled upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(iv) Separation from Service. Despite any contrary provision of this Agreement, any references to termination of employment or the Executive’s Date of Termination shall mean and refer to the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

(b) EESA. The Company and the Executive mutually acknowledge that the terms of this Agreement shall be subject to and limited by any requirements or limitations that may apply under any applicable law, including the Emergency Economic Stabilization Act of 2008 as amended from time to time, including as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”). The Company represents to the Executive that the Company is not on the date hereof subject to any restriction under EESA which reduces, postpones or restricts the payment of any compensation, separation payment or other amount provided under this Agreement (and related equity award agreements). The Executive acknowledges, understands and agrees that the Executive may be subject to the provisions and limitations of EESA and the rules, regulations and guidance issued thereunder (including without limitation the Interim Final Rule issued by the Department of the Treasury (the “Department”) under Interim Rule 31 CFR Part 30) (the “EESA Guidance”) in the event the Department or any other government entity holds any of the Company’s or its Affiliates Entities equity or debt pursuant to the terms of EESA and the EESA Guidance. Accordingly, if the Company becomes subject to EESA and the Executive is an individual at the Company for whom EESA compliance is required (an “EESA Event”), the Executive agrees that his rights to compensation under this Agreement and participation in the Company’s benefit and compensation arrangements (the Agreement and any and all such arrangements, collectively, the “Benefit Plans”) will be limited to the minimum extent required to ensure that such arrangements comply with and are administered in accordance with the provisions of EESA and the EESA Guidance. Accordingly, the Executive hereby (A) acknowledges and understands that, in the event of an EESA Event, any compensation payable to him under any Benefit Plan, including without limitation under this Agreement, shall be subject to EESA and the EESA Guidance, including, without limitation, (1) the potential for clawback of any bonus or incentive compensation paid to the Executive under any Benefit Plan (including any Incentive Payment) in contravention of EESA or the EESA Guidance, and (2) the potential for the reduction or elimination of the amounts payable and benefits provided to the Executive under Sections 4 and 6 of this Agreement as a result of the limitations and prohibitions of EESA and the EESA Guidance, (B) consents to any future modifications and limitations with respect to and under the Benefit Plans to the extent necessary to ensure compliance with EESA and the EESA Guidance, (C) agrees that any plan, program, policy, agreement or arrangement of the Company and its affiliates and this Agreement shall be treated as a Benefit Plan for purposes of such limitations, (D) voluntarily waives any claim against the Company for any changes to the Executive’s compensation or benefits that are required to comply with the EESA Guidance as in effect from time to time, (E) agrees that such waiver and consent shall constitute a part of and be integrated with this Agreement, (F) agrees to execute, acknowledge and deliver such documents or instruments and take such other actions as may be reasonably necessary to effectuate the foregoing; and (G) agrees that in no event shall the Executive have the right to claim a breach of this Agreement or the terms of any Benefit Plan, if such claim is due to or arises from the Company’s compliance or alleged failure to comply with applicable law, including without limitation EESA and the EESA Guidance.

(c) Forfeiture. Notwithstanding any other provisions of this Agreement and in addition to and not in contravention of the clawback provision applicable to the Executive under the EESA Guidance or other applicable law:

(i) If the Company is required to prepare an accounting restatement due to material noncompliance of the Company as a result of misconduct, with any financial reporting requirement under the Federal securities laws, the Executive shall reimburse the Company for (A) all amounts received under any incentive compensation plans from the Company, during the 12 month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, that are in excess of the amounts the Executive would have been entitled to had the initial such financial document been issued or filed consistent with such accounting restatement and (B) any gains realized from the sale of securities of the Company during that twelve (12) month period, unless the application of this provision has been exempted by the Securities and Exchange Commission;

(ii) If the Executive is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the Securities and Exchange Commission or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

9. Limitation on Payments Under Certain Circumstances.

(a) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) first, any Payments under Section 6(a)(1)(C); (ii) second, any other cash Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time; (iii) third, all rights to payments, vesting or benefits in connection with any options to purchase Common Stock that are performance-based vesting awards; (iv) fourth, all rights to payments, vesting or benefits in connection with any restricted stock awards that are performance-based vesting awards; (v) fifth, all rights to payments, vesting or benefits in connection with any options to purchase Common Stock that are time-based vesting awards; and (vi) sixth, all rights to any other payments or benefits shall be reduced, beginning with payments or benefits that would be received last in time. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 7 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(e) Definitions. The following terms shall have the following meanings for purposes of this Section 9.

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

10. Restrictive Covenants.

(a) Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b) Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive, nor the Company will make any public statements which materially disparage the other party. The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.

(c) Confidential Information. The Executive agrees that, during his employment with the Company and at all times thereafter, he shall hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Entities, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(d) Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Entities, (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer or (iii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of the Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Entity, on the other hand.

(e) Noncompetition. The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, any where in the continental United States, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business, or in any other financial services business representing both (i) more than 15% of the gross operating revenues of the Company for the Company’s completed fiscal year immediately preceding the Date of Termination and (ii) more than 15% of the gross operating revenues for the completed fiscal year immediately preceding the Date of Termination of the purported competitor, that is competitive with the corresponding business conducted by the Company or any of its subsidiaries. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

Notwithstanding the foregoing, the restriction above shall not prohibit the Executive from employment with any subsidiary, division, affiliate or unit of an entity (a “Related Unit”) if that Related Unit does not engage in business that is in Competition with the Company, irrespective of whether some other Related Unit of that entity competes with the Company (as long as the Executive does not engage in or assist in the activities of any Related Unit which competes with the Company).

(f) Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), (c), (d) or (e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), (c), (d) or (e). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(g) Severability; Blue Pencil. The Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with the Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 10 is invalid or unenforceable, the remainder of the provisions of this Section 10 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 10 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced for, such provision shall be enforced.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law provisions of any state.

(d) Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 10 of this Agreement) that is not resolved by the Executive and the Company shall be submitted to arbitration in the Boston, Massachusetts area in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction. In the event any controversy or claim under this Agreement (or the stock option or restricted stock awards agreements attached hereto) commences during the Employment Period or within five years following the Date of Termination, to the full extent permitted by law, the Company shall pay all reasonable and documented attorneys fees and other reasonable and documented litigation/arbitration costs and expenses incurred by the Executive in connection with such claim or controversy, provided that the Executive prevails on at least one material issue in such proceeding, and, provided further, that in no event shall the Company be obligated to pay more than $100,000 in the aggregate for all such fees, costs and expenses.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:	Lawrence K. Fish NBH Holdings Corp Two International Place 23rd Floor, Suite 2302 Boston, MA 02110

or to the Executive:	G. Timothy Laney At the address last on the records of the Company

Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery or, in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(h) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(i) Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement or understanding between the parties with respect to the subject matter hereof. The obligations under this Agreement are enforceable solely against the Company and its Affiliated Entities, and in no event shall this Agreement be enforceable against any shareholder of, or investor in, the Company.

(j) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(k) Representations by the Executive. The Executive hereby warrants that he has the full authority to execute and enter into this Agreement and that his execution of this Agreement and commencement of employment with the Company shall not contravene any obligations he may have to any prior employer. The Executive represents and warrants that he has disclosed to the Company all provisions in any agreements with his current employer that purport to restrict his activities following employment with such employer and that he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement or serve in the capacities and fully perform the services contemplated herein.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

NBH HOLDINGS CORP.

Dated:	5/22/10	By:	/s/ Lawrence K. Fish
		Name:	Lawrence K. Fish
		Title:	Acting Chief Executive Officer

G. TIMOTHY LANEY

Dated:	May 22, 2010	/s/ G. Timothy Laney

EXHIBIT A

[Attach Initial Stock Option Award]

EXHIBIT B

[Attach Initial Restricted Stock Award]